Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 26, 2007, except for note 19, as to which the date is July 23, 2007, relating to the financial statements and related financial statement schedule of E-House (China) Holdings Limited as of and for each of the three years in the period ended December 31, 2006, and appearing in Registration Statement No. 333-144451 of E-House (China) Holdings Limited on Form F-1 under the Securities Act of 1933. We also consent to the reference to us under the headings “Our Summary Consolidated Financial Data,” “Selected Consolidated Financial Data” and “Experts” in such Registration Statement.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
December 14, 2007